Calculation of Filing Fee Tables
S-8
OLD REPUBLIC INTERNATIONAL CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Debt	Obligations	Other	100,000,000		$ 100,000,000.00	0.0001476	$ 14,760.00
Total Offering Amounts:						$ 100,000,000.00		$ 14,760.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 14,760.00
Offering Note
[1]	Note 1 - Amount Registered: This Registration Statement registers general unsecured obligations to pay up to $100,000,000 of deferred compensation (the "Obligations") from time to time in the future in accordance with the terms of the Old Republic International Corporation Nonqualified Deferred Compensation Plan (the "Plan"). Note 2 - Proposed Maximum Aggregate Offering Price: Estimated solely for purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, based upon an estimate of the amount of compensation participants can defer under the Plan.